Exhibit 99.2

Execution Copy

AMENDMENT TO THE LANDSTAR SYSTEM, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

This amendment (this “Amendment”) to the Landstar System, Inc. Executive Incentive Compensation Plan (the “Plan”), is hereby adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Landstar System Inc. (the “Company”).

WHEREAS, the Company maintains the Plan to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance;

WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the Plan to provide that certain payments made under the Plan, or portions of any such payments, be subject to recovery or “clawback” by the Company if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws;

WHEREAS, Section 6(b) of the Plan authorizes the Committee to amend the Plan;

NOW, THEREFORE, Section 6 of the Plan is hereby amended to add a new clause (k) that reads as follows:

(k) Clawback. If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Committee may, in its discretion after considering the costs and benefits of doing so, recover that portion of any bonus paid under the Plan to any current or former executive officer during the three-year period preceding the date on which the Company files the restatement of such financial statement(s) with the Securities and Exchange Commission, which portion exceeds the amount or value that the Committee determines would have been payable or received in respect of such bonus had the revised financial statement(s) reflected in the restatement been applied to determine such bonus. Subject to applicable law, the Committee may seek such excess compensation by requiring the executive officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Committee determines to be appropriate.”

Except as expressly provided herein, this Amendment is not intended to amend any other provision of the Plan.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be duly executed effective as of March 17, 2015.

LANDSTAR SYSTEM, INC.

By:	/s/ David G. Bannister
Title: Chairman of the Compensation Committee

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